Exhibit 99.1

Diodes Incorporated Nominates Dr. Huey-Jen Jenny Su to the Board

Plano, Texas – January 24, 2025 -- Diodes Incorporated (Diodes) (Nasdaq: DIOD) today announced the nomination of Dr. Huey-Jen Jenny Su to its Board of Directors effective February 3, 2025. Dr. Su has a long, distinguished career as a pioneer and award recipient in environmental and occupational health research.

Dr. Su currently serves as an Honorary Professor of Environmental Health at the National Cheng Kung University (NCKU) in Taiwan. In 2015, Dr. Su became the first female President in the 85-year history of NCKU. Her research efforts have primarily focused on the topic of air pollution related health effects, with a particular emphasis on the rising global awareness of airborne microbial hazards. She also served as an expert member of the committee that prepared the World Health Organization’s report concerning guidelines for biological agents in indoor environments.

In 2022, Dr. Su was awarded the Outstanding Professional Global Corporate Sustainability Award (GCSA), and in 2017, was honored by her alma mater with the Harvard T. H. Chan School of Public Health’s Leadership Award in Public Health Practice. Moreover, Dr. Su was cited for her outstanding leadership among the top 100 award-winning researchers, innovators and leaders in the 2018 edition of the Asian Scientist Magazine. She also received the 2017 Outstanding Research Award from the Ministry of Science and Technology in Taiwan and was featured as one of the 10 “Science Stars of East Asia” for her indoor air pollution research by the leading journal Nature.

Dr. Keh-Shew Lu, Diodes’ Chairman and CEO, stated, “As part of our continued commitment to board depth and diversity, I am delighted that Dr. Su was nominated and approved by our Governance and Stockholder Relations Committee and our Board of Directors.” Her extensive background in environmental and occupational health initiatives aligns well to Diodes emphasis on corporate sustainability and fostering a safer, healthier workplace. She is both an accomplished professional and charitable contributor to her community, making her a valuable addition to our Board.”

Following Dr. Su’s appointment, the Board will be comprised of eight directors, four of whom are female. Dr. Su is not being assigned to any committees of the Board until she is elected to the Board at the Company’s shareholder meeting, currently scheduled to be held in May 2025.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the automotive, industrial, computing, consumer electronics, and communications markets. We leverage our expanded product portfolio of analog and discrete power solutions combined with leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific products and solutions-focused sales, coupled with global operations including engineering, testing, manufacturing, and customer service, enable us to be a premier provider for high-volume, high-growth markets. For more information, visit www.diodes.com.

The Diodes logo is a registered trademark of Diodes Incorporated in the United States and other countries.

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Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Gurmeet Dhaliwal	Leanne Sievers
Director, IR & Corporate Marketing	President, Investor Relations
P: 408-232-9003	E: sheltonir@sheltongroup.com
E: Gurmeet_Dhaliwal@diodes.com